Free Writing Prospectus
Registration Statement No. 333-131266
Dated April 9, 2008
Filed Pursuant to Rule 433

Morgan Stanley
Investor Overview

First Quarter 2008

Notice Notice

The information provided herein may include certain non-GAAP financial measures. The reconciliation of such measures to the comparable GAAP figures are included in the Company's Annual Reports on Form 10-K, Quarterly Reports on
Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, all of which are available on www.morganstanley.com.

This presentation may contain forward-looking statements. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they are made, which reflect management's current estimates, projections, expectations or beliefs and which are subject to risks and uncertainties that may cause actual results to differ materially. For a discussion of risks and uncertainties that may affect the future results of the
Company, please see "Forward-Looking Statements" immediately preceding Part I,
Item I, "Competition" and "Regulation" in Part I, Item 1, "Risk Factors" in
Part 1, Item 1A, "Legal Proceedings" in Part I, Item 3, "Management's
Discussion and Analysis of Financial Condition and Results of Operations" in
Part II, Item 7 and "Quantitative and Qualitative Disclosures About Market
Risk" in Part II, Item 7A of the Company's Annual Report on Form 10-K for the
fiscal year ended November 30, 2007 and "Management's Discussion and Analysis
of Financial Condition and Results of Operations" and "Risk Factors" in the
Company's Quarterly Reports on Form 10-Q and other items throughout the Form
10-K, Forms 10-Q and the Company's 2008 Current Reports on Form 8-K.

The issuer has filed a registration statement (including a prospectus) with the
SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you

request it by calling toll-free 1-800-584-6837.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Consolidated Financial Highlights - 1Q08
Highlights
Net Revenue Composition(1)

Asset

Net Revenues
$8.3Bn

Management

PBT
$2.2Bn

Global Wealth
Management

Diluted EPS
$1.45

6%
19%
40%
Equity

Pre-tax Margin 27% Other
Institutional 1%
ROE - Annualized Cont. Ops. 19.7% Securities 12%

Investment

Adjusted Leverage Ratio 16.0x
Banking
22%

Book Value per Share
$29.11

Fixed Income(2)

Source: Company SEC Filings and 1Q08 Financial Supplement

(1)
Net revenue composition excludes ($40mm) of Intersegment Eliminations.
(2)

Represents combined revenues from Fixed Income Sales and Trading and Other
Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to-market loans and closed and pipeline commitments, results related to
Investment Banking and other activities.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Consolidated Financial Highlights - 1Q08 Consolidated Financial Highlights -
1Q08

Net Revenues
($MM)
9,994
8,322
Profit Before Taxes
($MM)
3,456
(5,804)
2,214
(450)
1Q07 4Q07 1Q08 1Q07 4Q07 1Q08
Cont. Ops. Diluted EPS
($ / Share)
(3.61)
2.17
1.45
Cont. Ops. Annualized ROE
(%)
31
NA
20
1Q07 4Q07 1Q08 1Q07 4Q07 1Q08

Source: Company SEC Filings and Earnings Releases

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Regional Net Revenue Growth

Americas[1]

($Bn)


13.4
15.4
18.8
12.2
3.8
2004 (2)
2005
2006
2007
1Q08

% Total	66%	65%	63%	43%	46%

- Americas net revenues grew 40% between 2004 and 2006
  - Excluding the mortgage related loss, 2007 net revenues grew 10% from 2006

Europe, Middle East and Africa

($Bn)


5.0
5.7
7.8
10.0
3.3
2004
2005
2006
2007
1Q08

% Total	24%	24%	26%	36%	39%

- EMEA net revenues were $10Bn in 2007, 2x larger than 2004

Asia

($Bn)


1.9
2.4
3.3
5.9
1.2
2004
2005
2006
2007
1Q08

% Total	10%	11%	11%	21%	15%

- Asia net revenues were almost $6Bn in 2007, 3x larger than 2004 and roughly 2x larger than 2006

Source: Morgan Stanley SEC Filings and Earning Releases
(1) Includes U.S., Canada, Latin America and Other.
(2) 2004 includes ($1.35mm) of Eliminations.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

5

Institutional Securities

Net Revenue

($MM)



11,301
152
2,096
3,591
5,462
12,993
400
2,959
4,067
5,567
15,497
947
3,394
4,810
6,346
21,110
1,598
4,228
6,281
9,003
16,149
2,545
5,538
8,658
(592)
6,213
99
980
3,329
1,805
2003
2004
2005
2006
2007
1Q08
Fixed Income(1)
Equity
Investment Banking
Other Inst.(2) Securities

Source: Company SEC Filings and Earnings Releases

(1) Represents combined revenues from Fixed Income Sales and Trading and Other Sales and Trading. Other Sales and Trading primarily includes net losses from mark-to-market loans and closed and pipeline commitments, results related to Investment Banking and other activities. Prior to 2005, excludes net revenues associated with corporate lending activities and certain other adjustments.

(2) Includes Principal Transaction Investments, Asset Management Distribution & Admin Fees, and Other.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

6

Institutional Securities Regional Net Revenue Institutional Securities Regional
Net Revenue Regional Net Revenue Composition

$5.44Bn $6.21Bn

55%
32%
13%
17%
49%
34%
1Q06 1Q08

(1)
Americas

Asia

EMEA

Source: Morgan Stanley SEC Filings and Earnings Releases

(1) Includes U.S., Canada, Latin America and Other.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Marks and Exposures

Total Net Exposure [(1)]

($Bn)


36.2
11.6
13.9
8.7
10.4
1.8
ABS CDO / Subprime
CMBS
Other Mortgage-Related
3Q07
1Q08

- Our direct US sub-prime net exposure at the end of 1Q08 was down $8.6Bn from 3Q07 to $1.8Bn
- CMBS exposure reduced 67% to $11.6Bn from $36.2Bn
  - This repositioning was done across all regions without incurring any significant net losses or write-downs.
- Other mortgage-related exposure reduced by $5.2Bn to $8.7Bn

Source: Company SEC Filings, Earnings Releases and Earnings Conference Calls

Notes: (1) Net Exposure is defined as potential loss to the Firm in an event of 100% default, assuming zero recovery, over a period of time. The value of these positions remains subject to mark-to-market volatility. Positive amounts indicate potential loss (long position) in a default scenario. Negative amounts indicate potential gain (short position) in a default scenario.

Morgan Stanley

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

8

Leveraged Lending Leveraged Lending
Non-Investment Grade Corporate
Lending Commitments

($Bn)

43.2

35.0
o In Non-investment grade corporate
funded loans and lending
commitments we reduced our
exposure from $43.2bn in 3Q07 to
26.0
$26.0Bn in 1Q08. This included
15.9
$2.1Bn gross write-down, or $910MM
net of hedges in 1Q08

3Q07 1Q08
LAF Pipeline

Source: Company SEC Filings, Earnings Releases and Earnings Conference Calls

Notes: (1) The leveraged acquisition finance pipeline commitments are part of the firm's total non-investment grade corporate lending commitments.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Level 3 Assets Level 3 Assets
Total Assets

($Bn)

1,182 1,200 1,185

1,045
54 58 74 77
1,091
78
1Q07 2Q07 3Q07
Level 3 Assets (1)
4Q07 1Q08
Level 3 Assets as % of Total Assets:
4.5% 4.8% 6.5% 7.0% 7.1%

Source: Company SEC Filings and Earnings Releases

Notes: (1) Level 3 assets prior to 4Q07 have been restated to include netting among positions classified within the same level in that level. Previously, these positions were shown on a gross basis with the netting in a separate column.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Global Wealth Management Global Wealth Management
Net Revenue

($MM)

6,625

2,196
2,601 2,757 3,067
716
1,299
1,196 1,168
1,433
363
653
781
1,043
1,498
354
515
469
544
627
173
5,512
4,663
5,047
1,606
2004 2005 2006 2007 1Q08
Fees

Commissions

Other(1)

Principal Transactions

Source: Company SEC Filings and Earnings Releases

(1) "Other" includes Investment Banking, Net Interest and Dividends, and Other
revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Asset Management Asset Management
Net Revenue

($MM)

5,493

2,383 2,462 2,574
3,524
845
415 533 669
1,645
(380)
324
210
224
135
78
3,453
2,933
3,219
543
2004 2005 2006 2007 1Q08
Asset Management Fees

Principal Transactions

Other(1)

Source: Company SEC Filings and Earnings Releases

(1) "Other" includes Investment Banking, Commissions, Net Interest and
Dividends, and Other revenues.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Capital and Liquidity
Capital Liquidity
Three Key Tenets
Balance Sheet
Capital and Liquidity
Capital Liquidity
Three Key Tenets
Balance Sheet
..
Temporarily suspended
..
Reduced re-financing risk
share buyback program .
Strengthened liquidity
..
CIC Investment position at the parent level

..
Reduced both gross and
adjusted leveraged ratios
during 1Q08
..
Reallocated balance sheet to
liquid assets with significant
two-way customer flows

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Active Capital Management Active Capital Management
Total and Adjusted Assets

($Bn)

1,121

1,091

1,045

482
638 566 637
899
2005
2006 2007 1Q08
Adjusted Assets

Total Assets

Gross Leverage Ratio(1)

30.5x 30.5x 32.6x
27.4x

Adjusted Leverage Ratio(2)

16.4x 17.3x 17.6x
16.0x

Source: Company SEC Filings and Earnings Releases

Notes: (1) Gross leverage ratio equals total assets divided by tangible shareholders' equity.

(2) Adjusted leverage ratio equals adjusted total assets divided by tangible shareholders' equity.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Financial Strength Financial Strength
Total Capital at February 29, 2008

($Bn)

198.2

191.1

162.1

125.9

159.8
31.3

164.9
33.3

126.7
35.4

96.7
29.2

2005 2006 2007 1Q08
Shareholders' Equity

Long-Term Debt (1)

Source: Company SEC Filings

Notes: (1) These amounts exclude the current portion of long-term borrowings and include Capital Units and junior subordinated debt issued to capital trusts.

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Liquidity Management Framework Liquidity Management Framework
Contingency Liquidity Cash Capital
Funding Plan Reserves Policy

Financing Guidelines

o  Secured Funding o  Surplus Capacity
o  Asset / Liability Matching o  Diversification
o  Staggered Maturities o  Committed Credit
Source: Company SEC filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Liquidity Liquidity
Average Liquidity Reserves per Quarter

($Bn)

122

120

56
64

51
71

93

68

52

44
49

30
38

6
46

1Q07 2Q07 3Q07 4Q07 1Q08
Parent

Bank & Other Subsidiaries

Source: Company SEC Filings and Earnings Conference Call

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Contingency Funding Plan Contingency Funding Plan

o Morgan Stanley's Contingency Funding Plan ("CFP") measures our ability to manage a prolonged liquidity contraction, while maintaining the ability to conduct business in an orderly manner.

o The CFP models a potential, prolonged liquidity contraction over a one-year time period and sets forth a course of action to effectively manage a liquidity event. o

The CFP incorporates a wide range of potential cash outflows during a liquidity stress event, including the following:

- Repayment of all unsecured debt maturing within one year and no incremental unsecured debt issuance;

- Maturity roll-off of outstanding letters of credit with no further issuance and replacement with cash collateral;

- Return of unsecured securities borrowed and any cash raised against these securities;

- Additional collateral that would be required by counterparties in the event of a two-notch long credit ratings downgrade;

- Higher haircuts on or lower availability of secured funding;
- Client cash withdrawals;
- Drawdowns on unfunded commitments provided to third parties; and
- Discretionary unsecured debt buybacks

Source: Company SEC Filings

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Long Term Debt Management Long Term Debt Management
Long-Term Debt Issued
Long-Term Debt Outstanding

($Bn)

75

Other

JPY

4%

70

AUD3%

48

3% GBP

60

38

2%

36

50

40

30

20

10
0

2004 2005 2006 2007

EUR
35%
USD
53%
Source: Company SEC Filings
Source: Bloomberg
Note: Data as of 2/29/08

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Key Franchise Strengths
o  Fixed Income
- Interest Rate, Currencies and Emerging Markets
benefit from higher volatility and flows
- Commodities - broadening business
o  Equity
- Cash, Derivatives and Prime Brokerage benefit
from higher volatility and flows
- Prime Brokerage - Predominantly equity
oriented with conservative asset based lending
standards
o  Advisory
- Top tier advisory
- Pipeline remains healthy
- Clients engaged in strategic conversations
o  Underwriting
- Backlog for investment banking transactions
remains relatively robust given market
conditions
- Lower underwriting activity is consistent with a
decline in industry-wide activity
o  Global Wealth Management
- High FA productivity and fee-based emphasis
will mitigate slower market activity
- Capitalize on wealth creation in non-U.S.
markets
o  Asset Management
- New product offerings will generate flow
momentum
- Building out international business and coverage
of sovereign wealth funds
Key Franchise Strengths
o  Fixed Income
- Interest Rate, Currencies and Emerging Markets
benefit from higher volatility and flows
- Commodities - broadening business
o  Equity
- Cash, Derivatives and Prime Brokerage benefit
from higher volatility and flows
- Prime Brokerage - Predominantly equity
oriented with conservative asset based lending
standards
o  Advisory
- Top tier advisory
- Pipeline remains healthy
- Clients engaged in strategic conversations
o  Underwriting
- Backlog for investment banking transactions
remains relatively robust given market
conditions
- Lower underwriting activity is consistent with a
decline in industry-wide activity
o  Global Wealth Management
- High FA productivity and fee-based emphasis
will mitigate slower market activity
- Capitalize on wealth creation in non-U.S.
markets
o  Asset Management
- New product offerings will generate flow
momentum
- Building out international business and coverage
of sovereign wealth funds

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Outlook Outlook
Macro Environment
..
Balance sheet de-leveraging
..
De-risking
..
Distribution model challenged
..
Credit markets dislocated
Business Opportunities
..
Core client franchise excels in high market
volatility and trading volumes
..
Investment Banking clients engaged in
strategic discussions
..
Emerging markets remains top area of
investment
..
Higher producing Global Wealth
Management sales force
..
Investment opportunities in Merchant
Banking despite near term pressures

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Credit Quality Credit Quality
Debt Ratings

Short Term Debt Long Term Debt
Dominion Bond Rating Service Limited AA (low) R-1 (middle)
Fitch Ratings (1) AAF1+
Moody's Investors Service (2) Aa3 P-1
Rating and Investment Information, Inc. (R&I) (3) AA a-1+
Standard & Poor's (4) AAA-
1+
Notes: (1) Outlook changed to Negative on December 19, 2006
(2) Outlook changed to Negative on November 8, 2007
(3) Outlook changed to Negative on December 20, 2007
(4) Outlook confirmed at Negative on April 1, 2008

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.

Credit Quality Credit Quality
Debt Ratings

Short Term Debt Long Term Debt
Dominion Bond Rating Service Limited AA (low) R-1 (middle)
Fitch Ratings (1) AAF1+
Moody's Investors Service (2) Aa3 P-1
Rating and Investment Information, Inc. (R&I) (3) AA a-1+
Standard & Poor's (4) AAA-
1+
Notes: (1) Outlook changed to Negative on December 19, 2006
(2) Outlook changed to Negative on November 8, 2007
(3) Outlook changed to Negative on December 20, 2007
(4) Outlook confirmed at Negative on April 1, 2008

This slide is part of a presentation by Morgan Stanley and is intended to be viewed as part of that presentation. The presentation is based on information generally available to the public and does not contain any material, non-public information. No representation is made that it is accurate or complete. The presentation has been prepared solely for informational purposes, is neither an offer to sell nor the solicitation of an offer to buy any security or instrument and has not been updated since it was originally presented.